Exhibit 99.1

Contact:
Randi Baldwin
Senior Vice President, Marketing
American Medical Alert Corp.
(516) 536-5850

American Medical Alert Corp. Announces
Death of Board Member James F. LaPolla

OCEANSIDE, New York. -April 9, 2007 - American Medical Alert Corp. (NASDAQ: AMAC) announced that James F. LaPolla, a member of the Company's board of directors, passed away on April 3, 2007, after a long and valiant battle with cancer.

“We are extremely saddened by James’ passing,” stated Howard M. Siegel, AMAC’s chairman. “James’ tremendous support, guidance, and gracious demeanor will be greatly missed by all of us. On behalf of AMAC, we extend our sincere condolences to his family.”

James LaPolla had been a director of the Company since being appointed in September 2000. He also served on AMAC’s audit, nominating and compensation committees. From 1982-2005, Mr. LaPolla served as the President and Chief Executive Officer of Home Health Management Services, Inc., a not-for-profit community-based home care program, credited with state-of-the-art advances in the delivery of home care services. From 2005 until his passing Mr. LaPolla maintained the role of President and CEO of James F. LaPolla Associates Health Care Consultants.

About American Medical Alert Corp.

AMAC is a healthcare communications company dedicated to the provision of support services to the healthcare community. AMAC's product and service portfolio includes Personal Emergency Response Systems (PERS) and emergency response monitoring, electronic medication reminder devices, disease management monitoring appliances and healthcare communication solutions services. AMAC operates eight communication centers under local trade names: HLINK OnCall, Long Island City, NY, North Shore TAS, Port Jefferson, NY, Live Message America, Audubon, NJ, ACT Teleservice, Newington, CT and Springfield, MA, MD OnCall, Cranston RI and Capitol Medical Bureau Rockville, MD, American MediConnect and Phone Screen Chicago, IL to support the delivery of high quality, healthcare communications.

###